Exhibit I
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                  Exhibit I Required by Item 8 of Schedule 13G

            Identification and Classification of Members of the Group

         Credit Industriel et Commercial is a French societe anonyme with a registered office located at 6, avenue de Provence, 70009 Paris, France. It is registered with the Paris Registry of Companies under number 542 016 381 and is 94% controlled by Banque Federative de Credit Mutuel Holding.

         Banque Federative de Credit Mutuel Holding is a French societe anonyme with a registered office located at 34, rue de Wacken, 67000 Strasbourg, France. It is registered with the Strasbourg Registry of Companies under number 355 801 929 and is 94.56% controlled by Caisse Federale de Credit Mutuel Centre Est Europe.

         Caisse Federale de Credit Mutuel Centre Est Europe is a French societe anonyme with a registered office located at 34, rue de Wacken, 67000 Strasbourg, France. It is registered with the Strasbourg Registry of Companies under number 588 505 354 and is the lead bank of the CM-CIC Group.